Exhibit 99.1
FOR IMMEDIATE RELEASE
LCC Contact:
Kenny Young
Senior Vice President and Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075
LCC International Continues to Improve Profitability
in Third Quarter of 2006
Company Achieves Year-over-Year and Sequential Increases in
Income from Continuing Operations;
Reports on Achievements in Transition and Growth Strategy Execution
McLean, VA, November 9, 2006 — LCC International, Inc. (NASDAQ: LCCI), a global leader in wireless voice and data turn-key services, today reported results for the third quarter and nine months ended September 30, 2006.
The Company reported operating income from continuing operations of $872,000 for the third quarter of 2006 compared with an operating loss of $240,000 in the comparable 2005 quarter. LCC reported income from continuing operations before income taxes of $1.6 million compared with an operating loss from continuing operations before income taxes of $428,000 in the third quarter of 2005.
LCC’s third-quarter loss from discontinued operations was $1.7 million, or a loss of $0.07 per basic and diluted share, compared with income of $2.7 million, or income of $0.11 per basic and diluted share, for the same quarter a year ago. For the nine months ended September 30, 2006, LCC’s loss from discontinued operations was $1.8 million, or a loss of $0.08 per basic and diluted share, compared with a loss of $1.5 million, or a loss of $0.06 per basic and diluted share for the year-ago period.
LCC reported a net loss in the third quarter of $1.6 million, or a loss of $0.06 per basic and diluted share, compared with net income of $1.2 million, or $0.05 per basic and diluted share, for the third quarter of 2005. For the nine months ended September 30, 2006, the Company reported a net loss of $3.7 million, or a net loss of $0.15 per basic and diluted share, compared with a net loss of $10.6 million, or a net loss of $0.43 per basic and diluted share, in the comparable nine month period in 2005.
Revenues from continuing operations for the third quarter were $31.9 million compared with $39.0 million for the third quarter of 2005. For the nine months ended September 30, 2006, revenues from continuing operations were $101.7 million compared with $105.8 million in the comparable period in 2005.
For the quarter ended September 30, 2006, gross margin from continuing operations increased to $9.3 million from $8.6 million in the year-ago quarter. Gross margin as a percentage of revenue from continuing operations increased to 29% in the third quarter of 2006 from 22% in the third quarter of 2005. For the nine-month period, gross margin increased to 26% in 2006 from 22% in 2005.

Revenues from continuing operations for the Company’s radio frequency (RF) engineering services in the Americas region were $7.1 million with a gross margin of 20.6% in the third quarter of 2006, compared with $9.2 million with a 13.8% gross margin in the same period in 2005. The improvement in gross margin is the result of the Company’s decision to focus on core engineering and higher-end consultancy services around UMTS, EVDO, and WiMAX technologies and improved management of the utilization of its engineering resources.
LCC’s EMEA region revenues from continuing operations for the third quarter of 2006 were $24.8 million, compared with $29.8 million in the comparable quarter in 2005. Gross margin in the EMEA region increased to 31.1% in the 2006 quarter compared with 24.2% in the comparable 2005 quarter. The improvement in gross margin is the result of the concerted effort across the Company’s operations in EMEA to improve operational efficiency and to focus on higher-margin business.
As a key element of the transformation of LCC, the sale of the Network Deployment business in the US to Nokia was a significant factor in improved operating results. In addition, LCC has agreed to sell LCC’s Brazilian operations to local management. This is consistent with LCC’s stated strategy to divest of businesses with low margins or those businesses that are sub-scale in order to drive long-term profitability. These are both reported as discontinued operations in the LCC 3Q results. As part of the Asset Purchase Agreement related to the sale of the U.S. Network Deployment Business, which is reported as a discontinued operation, the Company is owed $9.2 million related to unbilled accounts receivable sold to the buyer. The buyer has agreed to the calculation of approximately $7.8 million of the amount related to the various contracts. As of November 9, 2006, the buyer has indicated that it has not been able to reach agreement on the calculation of approximately $1.4 million related to a specific contract. The Company is working with the buyer to reach a conclusion on this matter, however, at November 9, 2006, the ultimate outcome is uncertain. The Company believes its calculation of the amount due under this contract is correct and accordingly it has not made an adjustment to the $1.4 million. The timing of these discussions leads LCC to secure an automatic 5 day extension to file its 10Q for the 3rd Quarter.
“LCC performed very well in the third quarter from both a financial and operational perspective,” stated LCC Chief Executive Officer Dean Douglas. “We reported an operating profit for the second consecutive quarter and increased our gross margins on both a year-over-year and sequential basis. For the third consecutive quarter, we met our goal to maintain a gross margin above 20%. Our improving financial results reflect the successful execution of our strategy to focus on generating profitable revenues.”
“We are targeting high-margin business by capitalizing on LCC’s industry reputation and evolving mobile market trends and emerging network technologies,” continued Douglas. “For example, we have been very successful in selling higher-margin consulting and network services in areas of Europe and in the U.S. where we previously had been focused on low-margin engagements. We see significant new opportunities around emerging technologies, such as UMTS, HSDPA and WiMAX, and we will continue to invest in broadening our reach in the European and Americas markets.”
“We also are making great strides in developing services that leverage LCC’s unique software tools,” said Douglas. “We have a two-pronged tools strategy that includes developing software organically as well as aligning with other providers that have software that can take us beyond our traditional offerings. In addition to gaining traction and launching our “TotalView” tools-based services category in the third quarter, we entered into a strategic alliance with Zandan, a leader in mobile customer experience management. Through this strategic alliance, LCC is now squarely positioned to offer mobile operators and content providers in the U.S. and Europe new solutions such as revenue assurance, quality assurance and content key performance indicator (KPI) analysis that support their revenue, customer growth and retention strategies. In addition, we can provide carriers and content providers insight into end-user quality and the end-user experience. Key to this program will be the launch of a set of services focused on maximizing the end-user experience regarding Mobile Data, especially around EVDO, UMTS and HSDPA technologies. We plan to broaden our reach by collaborating with other entities to give us a greater set of capabilities specifically focused on end-user testing.”

“Successfully investing in the high-growth elements of our core business is another critical component of our strategy,” added Douglas. “We invested in spectrum management services, and brought in a leadership team with over 25 years in microwave engineering and spectrum management, to lead our spectrum management group. We are realizing and seeing immediate benefits for LCC in spectrum clearing, due to opportunities from the AWS auctions in the U.S., as well as spectrum auctions scheduled in Europe and the Middle East. We currently are working with several AWS spectrum winners as well as emerging satellite and other terrestrial broadband operators with business planning, technology evaluations and decisions regarding emerging solutions and network planning.”
“We have made excellent progress in transforming LCC into a highly efficient organization focused on profitable growth. Going forward, we plan to leverage our outstanding capabilities and established reputation to grow with the market. To do so, we will provide high-end consulting services, RF engineering services, EMEA deployment services, and unique services wrapped around software tools to a growing base of customers. Through the execution of our transition and growth strategy, we believe we will meet our financial goals and achieve long-term profitable growth,” concluded Douglas.
Conference Call Information:
LCC International, Inc. will hold a conference call and web cast to discuss its third-quarter financial results on Thursday, November 9, 2006 at 9:00 a.m. ET. To listen to the call live, U.S. and international callers may dial (866) 203-2528 or (617) 213-8847 . To listen to a live broadcast and view the slide presentation for the conference call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in. Please visit the Investor Relations section of the Company’s web site. http://www.lcc.com/about/ir/default.htm.
A replay of the call will begin at approximately 11:00 a.m. ET on Thursday, November 9 and will continue until Midnight ET on Friday, November 10th. To access the replay, please dial (888) 286-8010 or (617) 801-6888 .
Beginning Monday, November 14th, LCC’s third-quarter conference call will be available for review on the Company’s web site. To access the call, go to the Audio Archives page that can be found in the Investor Relations section of the LCC web site.
About LCC International, Inc.
LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Safe Harbor
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:
Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These include statements regarding new market opportunities identified by LCC, LCC’s expected release of product and service offerings, contemplated strategic relationships, expectations of receiving awards of business from current or prospective clients and expectations regarding future profitability. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.
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LCC International, Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES	$31,933	$39,030	$101,673	$105,764
COST OF REVENUES (exclusive of depreciation shown separately below)	22,671	30,385	74,796	82,833

GROSS PROFIT	9,262	8,645	26,877	22,931
OPERATING EXPENSE:
Sales and marketing	1,635	1,930	5,325	6,143
General and administrative	6,082	6,241	18,545	19,736
Restructuring charge	—	—	108	682
Depreciation and amortization	673	714	2,033	2,091

	8,390	8,885	26,011	28,652
OPERATING INCOME (LOSS)	872	(240)	866	(5,721)

OTHER INCOME (EXPENSE):
Interest income	7	15	46	73
Interest expense	(171)	(33)	(576)	(158)
Other	934	(170)	1,239	(648)

	770	(188)	709	(733)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,642	(428)	1,575	(6,454)
PROVISION FOR INCOME TAXES	1,511	1,049	3,379	2,726

INCOME (LOSS) FROM CONTINUING OPERATIONS	131	(1,477)	(1,804)	(9,180)
DISCONTINUED OPERATIONS:
Income (loss) on discontinued operations (net of applicable taxes of zero)	(1,638)	2,703	(2,707)	(1,456)
Gain on disposal of discontinued operations (net of applicable taxes of zero)	—	—	922	—
Adjustment to gain on disposal of discontinued operations (net of applicable taxes of zero)	(63)	—	(63)	—

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(1,701)	2,703	(1,848)	(1,456)

NET (INCOME) LOSS	$(1,570)	$1,226	$(3,652)	$(10,636)

NET INCOME (LOSS) PER SHARE:
Continuing operations
Basic and Diluted	$0.01	$(0.06)	$(0.07)	$(0.37)

Discontinued operations
Basic and Diluted	$(0.07)	$0.11	$(0.08)	$(0.06)

Net loss per share
Basic and Diluted	$(0.06)	$0.05	$(0.15)	$(0.43)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET LOSS PER SHARE:
Basic	24,981	24,424	24,848	24,496
Diluted	24,981	24,578	24,848	24,496

LCC International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$6,231	$14,196
Restricted cash	870	1,141
Receivables, net of allowance for doubtful accounts of $190 and $317, respectively
Trade accounts receivable	43,069	47,448
Unbilled receivables	22,850	35,791
Due from related parties	5	15
Due from disposal of business	9,214	—
Prepaid expenses and other current assets	3,379	1,998
Prepaid tax receivable and prepaid taxes	214	1,195
Assets held for sale	586	—

Total current assets	86,418	101,784
Property and equipment, net	2,643	3,642
Deferred income taxes, net	1,171	1,171
Goodwill	11,924	11,014
Other intangibles	118	312
Other assets	943	1,030

Total assets	$103,217	$118,953

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$948	$2,975
Note payable	4,200	—
Accounts payable	17,905	27,876
Accrued expenses	16,061	22,480
Accrued employee compensation and benefits	4,301	5,390
Deferred revenue	200	1,020
Income taxes payable	3,564	2,891
Accrued restructuring current	1,101	1,072
Other current liabilities	328	310
Liabilities held for sale	321	—

Total current liabilities	48,929	64,014
Accrued restructuring non-current	83	492
Other liabilities	655	696

Total liabilities	49,667	65,202
Shareholders’ equity:
Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.01 par value:
70,000 shares authorized; 20,847 shares issued and 20,688 shares outstanding and 20,485 shares issued and 20,326 shares outstanding at September 30, 2006 and December 31, 2005, respectively	208	205
Class B common stock, $0.01 par value:
20,000 shares authorized; 4,426 shares and 4,428 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	44	44
Paid-in capital	110,795	108,902
Accumulated deficit	(59,092)	(55,440)

Subtotal	51,955	53,711
Accumulated other comprehensive income—foreign currency translation adjustments	2,477	922
Treasury stock (159 shares)	(882)	(882)

Total shareholders’ equity	53,550	53,751
Total liabilities and shareholders’ equity	$103,217	$118,953